EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2003, by and between ROXIO, INC., a Delaware corporation with its principal offices at 455 El Camino Real, Santa Clara, California 95050 (“Roxio”), and WILLIAM CHRISTOPHER GOROG, an individual residing at 11434 Bellagio Road, Los Angeles, California 90049 (the “Executive”).

1. Employment. Roxio agrees to employ Executive and Executive agrees to be employed by Roxio upon the terms and conditions set forth in this Agreement.

2. Duties. Executive is employed by Roxio to render services to Roxio and to Napster LLC, (herein, “Napster”) in the position of Chairman and CEO of each of Roxio and Napster (herein, collectively “Company”). Executive agrees to perform such duties, and such other duties reasonable and consistent with such office as may be assigned to Executive by Company’s Board of Directors from time to time. The principal places where Executive shall render his services hereunder shall be at Company’s offices in Santa Clara and Los Angeles, California, and New York, New York, as well as in his home office, as he shall reasonably determine from time to time is in the best interests of Company. In no case shall the Executive be required to relocate his residence from Los Angeles, California, nor to relocate his offices outside any of the cities of Santa Clara, New York or Los Angeles without his consent. Executive will devote his full time and efforts to the performance of Executive’s duties and responsibilities under this Agreement and to the business and affairs of Company, its subsidiaries and affiliates, in general, and Executive shall use his reasonable efforts to promote the interests thereof. Executive may engage in personal, charitable, professional and investment activities to the extent such activities do not materially conflict or interfere with Executive’s duties and obligations under this Agreement or Executive’s ability to perform his duties and responsibilities under this Agreement. During the Term, Executive shall not serve on the Board of Directors of any other business entity without the prior approval of the Board of Directors. The Board of Directors is aware of and approves Executive’s service on the Board of Directors of the following entities: House of Blues and Critical Path, Inc. provided that Executive’s future activities on such Boards do not materially conflict or interfere with the performance of his duties for the Company.

3. Term of Employment. The initial term of Executive’s employment hereunder shall commence on August 15, 2003 (the “Commencement Date”) and, unless terminated sooner as provided in Paragraph 7 below, shall continue through August 14, 2008 (“Initial Term”). Thereafter Executive’s employment hereunder shall automatically continue year to year for successive terms of one year each ending on the next August 14th (each such year being referred to herein as an “Extended Year”), unless at least ninety (90) days prior to the end of the Initial Term or the then current Extended Year, as the case may be, either Executive or Roxio delivers to the other written notice of non-renewal (“Non-Renewal Notice”), in which event Executive’s employment hereunder shall terminate as of the end of the Initial Term or the then current Extended Year, as applicable. The date on which the term of Executive’s employment hereunder expires or is terminated (either by reason of a Non-Renewal Notice or otherwise) pursuant to the provisions of this Agreement shall be referred to herein as the “Termination

Date.” The capitalized word “Term” as used herein shall mean the period beginning on the Commencement Date and ending on the Termination Date.

4. Compensation.

(a) Salary. For all services rendered by Executive hereunder, Roxio agrees to pay Executive the sum of Six Hundred Twenty Five Thousand Dollars ($625,000) per annum (“Salary”), payable in accordance with Roxio’s then applicable payroll practices applicable to similarly-situated executives generally. The amount of the annual Salary shall be subject to annual review and upward adjustment at the first quarter board of directors meeting each fiscal year of the Term; provided, however, that the amount of the annual Salary may not be reduced during the Term. Any adjustment to the annual Salary shall be in the sole discretion of Roxio.

(b) Bonus Compensation; Stock Option Grants. In addition to the Salary, Executive will be eligible to participate in Company’s annual bonus program and any other bonus plan adopted during the Term, and will be eligible for annual stock option grants. The Company shall pay to Executive a bonus of $500,000 promptly after execution of this Agreement. Thereafter, the amount, if any, of Executive’s bonus(es) and stock option grant(s) for any particular year will be determined by Roxio’s compensation committee (the “Compensation Committee”) and will be dependent on Executive’s performance and that of the Company.

(c) Initial Stock Option Grant. On August 15, 2003, the Compensation Committee granted Executive options to purchase up to 300,000 shares of Roxio common stock (i.e., NASDAQ: “ROXI”) in accordance with the Roxio 2003 Stock Plan (“RSOP”), subject to shareholder approval of the RSOP. Such options will have an exercise price per share equal to $7.47 per share, the last closing sales price of a share of Roxio common stock on the NASDAQ National Market available as of the time of grant. Such options will have a maximum term of ten years, will vest as to 25% of the subject shares on August 15, 2004, and will vest as to an additional 6.25% of the subject shares on November 15, 2004, and on each three month anniversary of such date until the options are fully vested, and will, except as provided herein, otherwise be subject to earlier termination and the other terms set forth in the RSOP and the written stock option agreement to evidence such option (such agreement to be in the form customarily used by Roxio for employee stock option grants under the RSOP).

(d) Change in Control Gross-Up. Executive shall be entitled to the excise tax protections set forth in Exhibit A attached hereto.

5. Benefits. Executive shall be entitled to four (4) weeks paid vacation per each calendar year during the Term. Executive shall also be entitled to participate in such life, disability, medical insurance and pension and retirement plans (and any other plans and benefits not otherwise referred to in this Agreement) as Company may have or establish from time to time applicable to other Company executives on terms no less favorable than the terms applicable to such executives and in which Executive would be entitled to participate pursuant to the terms thereof. In addition, Roxio shall directly pay for or reimburse Executive for up to a total aggregate amount of $15,000 per year in order for Executive to purchase supplemental life and/or disability insurance.

6. Business Expenses; Etc. During the Term, all of Executive’s reasonable travel and other expenses incurred in the performance of Executive’s duties for the Company will be paid for or reimbursed by Roxio. When traveling by air, Executive will exercise his judgment regarding when economy, business class or first class air travel is justified. Roxio will pay or reimburse Executive for reasonable expenses relating to airline clubs, and to his participation in professional organizations (including, without limitation, the Young Presidents Organization or any successor organizations), provided, however, that Executive may not exceed $20,000 per year in such expenses without prior approval of the Compensation Committee. Executive shall be entitled to a car allowance of $1,500 per month plus car insurance, an annual Company-paid physical examination, a health club subsidy and financial planning assistance (the health club subsidy and financial planning assistance not to exceed $7,500 per year in the aggregate on a gross basis), and such other perquisites not otherwise provided for in this Agreement (if any) as are accorded generally to other Company executives.

7. Termination of Employment. The employment of Executive under this Agreement shall be terminated prior to the end of the Initial Term or prior to the end of an Extended Year, as the case may be, under the following circumstances:

(a) Termination by Reason of Death of Executive. Upon the death of Executive, the employment of Executive hereunder shall automatically terminate on the date of Executive’s death.

(b) Termination by Reason of Disability of Executive. In the event Executive suffers a disability, due to illness or injury, such that Executive is unable to perform the essential functions of his position, even with a reasonable accommodation, for a period in excess of six (6) consecutive months (“Disability”), Roxio reserves the right to terminate Executive’s employment by giving Executive written notice of termination (the “Disability Notice”) if Executive remains Disabled at the time such Disability Notice is given. If Executive disputes a Disability termination, Roxio may require that Executive be evaluated, at Roxio’s expense, by an independent physician to be selected by Roxio. In the event that Executive’s physician and Roxio’s physician report contrary findings as to the nature and duration of the Disability, Roxio may require an additional evaluation, at Roxio’s expense, by a second independent physician of Roxio’s choice. At such time that the second independent physician’s evaluation of Executive is completed, Roxio will use the findings reported by two of the three physicians to determine the nature and duration of the Disability and its resulting effect on the continuation or termination of Executive’s employment.

(c) Termination for Cause. Roxio shall have the right to terminate Executive’s employment hereunder for “Cause” if Cause as defined below exists and at least 2/3 of the members of the Board of Directors of Company make the good faith determination that termination is appropriate. For purposes of this Agreement, the term “Cause” shall be limited to (i) conviction of, or a plea of nolo contendre to, a felony or crime involving moral turpitude; (ii) gross negligence in the performance of Executive’s duties that has injured the reputation or business of the Company; (iii) willful misconduct by Executive with respect to the Company’s business that has injured the reputation or business of the Company.

(d) Termination by Executive for Good Reason. Executive shall have the right to terminate his employment under this Agreement for “Good Reason” upon thirty (30) days’ written notice to the Company. For the purposes of this Agreement, the term “Good Reason” means the good faith determination by the Executive that any one or more of the following has occurred: (i) without the express, written consent of Executive, a material diminution of Executive’s duties, titles, authority, or responsibilities; (ii) without the express, written consent of Executive, the Company requiring Executive to report to anyone other than the Board of Directors; (iii) any material breach by the Company of this Agreement, including, but not limited to, failure by Company to comply with any of the provisions of Paragraphs 4 and/or 5, other than insubstantial and inadvertent failures to comply, remedied promptly by Company after receipt of notice thereof from Executive; (iv) without Executive’s consent, any requirement by Company that Executive be based at any office or location other than an office or location located in the greater Santa Clara, California, New York, New York, or Los Angeles, California area (except for travel reasonably required for the performance of Executive’s duties), or (v) any proposed termination by the Company of Executive’s employment hereunder other than as permitted by this Agreement.

(e) Termination by the Company Other than For Death, Disability, or Cause. The Company may terminate Executive’s employment at any time for any reason other than those specified in this Paragraph 7 hereof or for no reason whatsoever, effective thirty (30) days after written notice is given to Executive of such termination.

(f) Obligations of Company upon Termination.

(i) In General. Except as otherwise expressly provided in this Agreement, all compensation otherwise payable to Executive under this Agreement shall cease to accrue upon termination of Executive’s employment and Executive’s entitlements under applicable plans and programs of the Company following termination of Executive’s employment will be determined under the terms of those plans and programs. Upon any termination of Executive’s employment, Roxio shall pay to Executive, within thirty (30) days after the Termination Date: (i) any accrued and unpaid Salary and bonus which has been earned by Executive under this Agreement prior to the Termination Date, (ii) a per diem amount based upon such Salary for any accrued vacation days not previously taken by Executive prior to the Termination Date, and (iii) reimbursement for expenses incurred through the Termination Date in accordance with the provisions of Paragraph 6 of this Agreement (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the “Accrued Obligations”).

(ii) Death. If Executive’s employment is terminated by reason of Executive’s death during the Term, Executive’s heirs shall be entitled to the following: (1) payment to Executive’s estate of the Accrued Obligations set forth in 7(f)(i) above; (2) payment to Executive’s estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans, including but not limited to any life insurance proceeds; (3) Reimbursement to Executive’s dependents for a period of eighteen (18) months following Executive’s death of any COBRA premiums paid by Executive’s dependents to continue medical and dental insurance coverage under COBRA; and (4) on the Termination Date by reason of Executive’s death, Executive’s Roxio and Napster unvested stock options that are outstanding immediately prior to Executive’s death, if any, shall become fully vested and such options, together with any previously vested stock options granted by Roxio and Napster that are then outstanding, shall be exercisable by Executive’s heirs for one (1) year thereafter (subject to earlier termination upon the expiration of the maximum ten-year term of such options and further subject to earlier termination upon a dissolution, liquidation, change of control or similar event in accordance with Section 12 of the RSOP or similar provisions of the particular option plan under which such options were granted).

(iii) Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Term, Executive shall be entitled to receive, after the date of receipt by Executive of the Disability Notice: (1) payment of the Accrued Obligations pursuant to 7(f)(i) above, (2) the maximum disability benefits then provided by Company to disabled executives and/or their families, (3) to the extent Executive elects to continue medical and dental insurance coverage under COBRA, reimbursement of the COBRA premium for such continuation coverage for a period of eighteen (18) months following the Termination Date; and (4) on the Termination Date by reason of Executive’s Disability, Executive’s Roxio and Napster unvested stock options that are outstanding immediately prior to the Termination Date, if any, shall become fully vested and such options, together with any previously vested stock options granted by Roxio and Napster that are then outstanding, shall be exercisable by Executive, or Executive’s heirs as the case may be, for one (1) year thereafter (subject to earlier termination upon the expiration of the maximum ten-year term of such options and further subject to earlier termination upon a dissolution, liquidation, change of control or similar event in accordance with Section 12 of the RSOP or similar provisions of the particular option plan under which such options were granted).

(iv) Other than For Death, Disability, or Cause. If Executive’s employment with the Company is terminated by Roxio pursuant to Paragraph 7(e) during the Term, then Executive shall be entitled to the following: (1) payment to Executive of the Accrued Obligations provided for in Paragraph 7(f)(i) above; (2) within thirty (30) days after the Termination Date, payment to Executive of an amount equal to Executive’s Salary which would otherwise be payable from the Termination Date through the end of the Initial Term, or Extended Term as the case may be, provided, however, that such payment may not be more than 300% of Executive’s then-applicable Salary or less than 165% of Executive’s then-applicable Salary; (3) to the extent Executive elects to continue medical and dental insurance coverage under COBRA, reimbursement of the COBRA premium for such continuation coverage for a period of eighteen (18) months following the Termination Date; and (4) on the Termination Date, all of Executive’s Roxio and Napster unvested stock options that are outstanding immediately prior to the Termination Date, if any, shall become fully vested and such options, together with any previously vested stock options granted by Roxio and Napster that are then outstanding, shall be exercisable by Executive, or Executive’s heirs as the case may be, for the full term of such options (subject to earlier termination upon the expiration of the maximum ten-year term of such options and further subject to earlier termination upon a dissolution, liquidation, change of control or similar event in accordance with Section 12 of the RSOP or similar provisions of the particular option plan under which such options were granted).

Notwithstanding the foregoing, nothing in this Paragraph 7 is intended to supercede Paragraph 8 below that provides for the automatic acceleration of Executive’s options upon a Change of Control (defined below).

(v) Good Reason. For all purposes under this Agreement, a termination for Good Reason by Executive shall be treated as a termination without cause by the Company and Executive shall be entitled to the payments and benefits set forth in paragraph 7(f)(iv) above, including but not limited to the vesting of outstanding options.

(vi) Non-Renewal. In the event Roxio decides not to renew or extend this Agreement beyond the Initial Term for reasons other than failure to reach agreement on the terms for such renewal or extension, Executive will be entitled to receive a Salary at the $625,000 per annum rate as provided in Paragraph 4(a) hereof for a period of nine (9) months after the termination of the Initial Term, payable in accordance with the payment schedule set forth in Paragraph 4(a).

8. Change of Control. If a Change of Control occurs (as defined in the RSOP), at Executive’s option, all stock options that are granted to Executive by Roxio or Napster (including options granted to Executive after the date of this Agreement) and that are outstanding immediately before the Change of Control will thereupon become fully vested and may be exercised at any time thereafter without restriction for a period of twenty-four (24) months (subject to earlier termination upon the expiration of the maximum ten-year term of such options and further subject to earlier termination upon a dissolution, liquidation, change of control or similar event in accordance with Section 12 of the RSOP or similar provisions of the particular option plan under which such options were granted). In the event Executive resigns or is terminated (other than a termination by Roxio for Cause) within twelve (12) months following a Change of Control, instead of and not in addition to the payments and benefits set forth in paragraph 7(f)(iv) above, Executive shall be entitled to receive the following: (1) payment of the Accrued Obligations provided for in Paragraph 7(f)(i) above; (2) a lump sum severance payment, in cash, within thirty (30) days after the date of such termination or resignation, in an amount equal to two hundred ninety-nine percent (299%) of the Executive’s then-applicable Salary, (3) a lump sum bonus for the year in which termination or resignation occurs in an amount equal to the average of the three prior cash bonuses received by Executive; and (4) to the extent Executive elects to continue medical and dental insurance coverage under COBRA, reimbursement of the COBRA premium for such continuation coverage for a period of eighteen (18) months following the Termination Date. The accelerated vesting provision provided for in this Paragraph 8 will apply notwithstanding the fact that accelerated vesting may not be required in the circumstances under the applicable Company stock option plan.

9. Exclusive Employment, Confidential Information, Etc.

(a) Non-Competition. Executive agrees that Executive’s employment hereunder is on an exclusive basis, and that during the Term, Executive will not engage in any other business activity which is in conflict with Executive’s duties and obligations hereunder, except for any such activities which have been previously reported to Company’s Board of Directors prior to the date of this Agreement. Subject to the foregoing, Executive agrees that for the Term Executive shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business in the United States directly competitive with that of Company, nor shall Executive make any investments in any company or business competing with Company; provided, however, that nothing herein shall prevent Executive from investing as less than a one (1%) percent shareholder without limit in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

(b) Confidential Information. Executive recognizes and agrees that access to and knowledge of Company’s trade secrets and other confidential information (collectively “confidential information”), which are valuable and unique assets of their businesses, is essential to the performance of Executive’s duties hereunder. Accordingly, Executive agrees that Executive shall not during the Term disclose any confidential information to or for the benefit of any third party for any purpose whatsoever (except as may be required by law or court order or in the performance of Executive’s duties hereunder), nor make use of any of the same for Executive’s own purposes; provided, however, that disclosures may be made (i) to the extent necessary to comply with government disclosure requirements or applicable laws, (ii) pursuant to subpoena or order of any judicial, legislative, executive, regulatory or administrative body, or for Executive to enforce Executive’s rights under this Agreement, (iii) to employees, advisors, counsel, financial advisors and other third parties as may be necessary and appropriate in connection with the proper performance and enforcement of this Agreement; and (iv) pursuant to Executive’s normal reporting procedures as an executive of a publicly traded company (e.g., pursuant to Sarbanes-Oxley requirements or otherwise). Confidential information includes, but is not limited to, information regarding the businesses of Company, and Company’s customers, vendors, policies, products, services, designs, systems, business plans, agreements, marketing strategies, pricing and costs. Notwithstanding any of the foregoing to the contrary, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Executive or any other person who directly or indirectly receives such information from Executive or at Executive’s direction or (ii) is or becomes available to Executive on a non-confidential basis from a source which is entitled to disclose it to Executive.

(c) Non-Solicitation of Employees. Executive promises and agrees that he will not, for a period of one year following termination of his employment, directly or indirectly solicit any of the Roxio or Napster employees who earned annually $100,000 or more as an employee of Roxio and/or Napster during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity. This Paragraph shall not apply to Executive’s Personal Assistant.

10. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by certified mail, return receipt requested, at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party, and in the case of Company, to the attention of the General Counsel of Company. Copies of any notices to Executive shall be delivered to him at Roxio’s Santa Clara, California office, and shall also be given to M. Kenneth Suddleson, Esq., c/o Morrison & Foerster, LLP, 1880 Century Park East, Suite 1111, Los Angeles, California 90067. Any notice given by mail shall be deemed to have been given three days following such mailing.

11. Assignment. This is an Agreement for the performance of personal services by Executive and may not be assigned by Executive or Roxio except that Roxio may assign this Agreement to any successor in interest to Roxio as a result of a merger, consolidation or sale of all or substantially all of the assets of Roxio, whether by operation of law (in the case of a sale or other transfer of stock) or otherwise (subject to the provisions of Paragraph 7 above).

12. California law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and to be performed entirely therein. Any disputes regarding this Agreement or Executive’s employment by Company will be resolved through binding arbitration with a single neutral arbitrator under the rules of JAMS. The proper venue for any such action is the County of Los Angeles. In any action to enforce this Agreement, Executive and Roxio each agree to accept service of process by mail at its address, as applicable, as set forth above (or at any different address of which Executive has notified Roxio, or Roxio has notified Executive, as applicable, in writing). In any action in which service is made pursuant to this Paragraph, Executive and Roxio each waive any challenge to the personal jurisdiction of JAMS.

13. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

14. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

15. Supersedes Previous Understanding. This Agreement supersedes all prior understandings (whether written or oral, including without limitation all draft letter agreements) relating to Executive’s employment by Company; provided, however, that this Agreement does not affect any prior grant of stock, stock options or other benefits which Executive has received prior to the date hereof and/or to which Executive is entitled.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement on the date first above written.

ROXIO, INC.

By:	/s/ WILLIAM E. GROWNEY, JR.
Name:	William E. Growney, Jr.
Title:	Secretary

EXECUTIVE

/s/ WILLIAM CHRISTOPHER GOROG
WILLIAM CHRISTOPHER GOROG

EXHIBIT A

SECTION 280G GROSS-UP PROVISIONS

Equalization Payment. If upon or following a CIC (as defined below) the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor tax (the “Excise Tax”) applies, because of the CIC, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to Executive under any of the Company’s incentive plans or agreements (collectively, the “Total Payments”), Roxio shall pay in cash to Executive or for Executive’s benefit as provided below an additional amount or amounts (the “Gross-Up Payment(s)”) such that the net amount retained by Executive after the deduction of any Excise Tax on such Total Payments so received and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment(s) provided for by this Exhibit A shall be equal to such Total Payments so received had they not been subject to the Excise Tax. Such Gross-Up Payment(s) shall be made by Roxio to Executive or applicable taxing authority on behalf of Executive as soon as practicable following the receipt or deemed receipt of any portion of such Total Payments so received, and may be satisfied by Roxio making a payment or payments on Executive’s account in lieu of withholding for tax purposes but in all events shall be made within thirty (30) days of the receipt or deemed receipt by Executive of any portion of such Total Payments. For purposes of this Exhibit A, “CIC” means the occurrence, either during the Term or, if the Executive’s employment by Roxio terminates during the Term, at any time following such termination of employment, of either (a) a change in the ownership or effective control of Roxio (within the meaning of Section 280G of the Code), or (b) or a change in the ownership of a substantial portion of the assets of Roxio (within the meaning of Section 280G of the Code).

Calculation of Gross-Up Payment. The determination of whether a Gross-Up Payment is required pursuant to this Exhibit A and the amount of any such Gross-Up Payment shall be determined in writing (the “Determination”) by a nationally-recognized certified public accounting firm selected by Roxio (the “Accounting Firm”). The Accounting Firm shall provide its Determination in writing, together with detailed supporting calculations and documentation and any assumptions used in making such computation, to Roxio and Executive within twenty (20) days after the later of the date of the CIC or the Executive’s Termination Date. Within twenty (20) days following delivery of the Accounting Firm’s Determination, Executive shall have the right, at Roxio’s expense, to obtain the opinion of an “outside counsel,” which opinion need not be unqualified, which sets forth: (a) the amount of Executive’s “annualized includible compensation for the base period” (as defined in Code Section 280G(d) (1)); (b) the present value of the Total Payments; (c) the amount and present value of any “excess parachute payment;” and (d) detailed supporting calculations and documentation and any assumptions used in making such computations. The opinion of such outside counsel shall be supported by the opinion of a nationally-recognized certified public accounting firm and, if necessary or required by Roxio, a firm of nationally-recognized executive compensation consultants. The outside counsel’s opinion shall be binding upon Roxio and Executive and shall constitute the “Determination” for purposes of this Exhibit A instead of the initial determination by the Accounting Firm. Roxio shall pay (or, to the extent paid by Executive, reimburse Executive for) the certified public accounting firm’s and, if applicable, the executive compensation consultant’s reasonable and customary fees for rendering such opinion. For purposes of this Exhibit A, “outside counsel” means a licensed attorney selected by Executive who is recognized in the field of executive compensation and has experience with respect to the calculation of the Excise Tax; provided that Roxio must approve Executive’s selection, which approval shall not be unreasonably withheld.

Computation Assumptions. For purposes of determining whether any payments, benefits and/or amounts, including amounts paid as severance benefits, will be subject to Excise Tax, and the amount of any such Excise Tax:

(a) Any other payments, benefits and/or amounts received or to be received by Executive in connection with or contingent upon a CIC of Roxio or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Roxio, or with any person whose actions result in a CIC of Roxio or any person affiliated with Roxio or such persons) shall be combined to determine whether Executive has received any “parachute payment” within the meaning of Section 280G(b)(2) of the Code, and if so, the amount of any “excess parachute payments” within the meaning of Section 280G(b)(1) that shall be treated as subject to the Excise Tax, unless in the opinion of the person or firm rendering the Determination, such other payments, benefits and/or amounts (in whole or in part) do not constitute parachute payments, or such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the person or firm rendering the Determination in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) The compensation and benefits provided for in this Agreement, and any other compensation earned prior to the Termination Date by Executive pursuant to the Company’s compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the CIC), shall for purposes of the calculation pursuant to this Exhibit A be deemed to be reasonable; and

(d) Executive shall be deemed to pay Federal, state, and local income taxes at the highest applicable marginal rate of taxation (subject, in the case of employment taxes, to any applicable wage base limitations) in the calendar year in which the Gross-Up Payment is to be made. Furthermore, the computation of the Gross-Up Payment shall assume (and adjust for the fact) that (i) there is a loss of miscellaneous itemized deductions under Section 67 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment and (ii) a loss of itemized deductions under Section 68 of the Code (or analogous federal or state provisions) on account of the Gross-Up Payment. The computation of the Gross-Up Payment shall take into account any reduction in the Gross-Up Payment due to Executive’s share of the hospital insurance portion of FICA and any state withholding taxes (other than any state withholding tax for income tax liability). The computation of the state and local income taxes applicable to the Gross-Up Payment shall be based on the highest marginal rate of taxation in the state and locality of Executive’s residence on the Termination Date, and shall take into account the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

Executive’s Obligation to Notify Company. Executive shall promptly notify Roxio in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the “Taxing Authority”) that, if successful, would require the payment by Roxio of a Gross-Up Payment in excess of any Gross-Up Payment as originally set forth in the Determination. If Roxio notifies Executive in writing that it desires to contest such claim, Executive shall: (a) give Roxio any information reasonably requested by Roxio relating to such claim; (b) take such action in connection with contesting such claim as Roxio shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Roxio that is reasonably acceptable to Executive; (c) cooperate with Roxio in good faith in order to effectively contest such claim; and (d) permit Roxio to participate in any proceedings relating to such claim; provided that Roxio shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this paragraph, and to the extent its actions do not unreasonably interfere with or prejudice Executive’s disputes with the Taxing Authority as to other issues, Roxio shall control all proceedings taken in connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Roxio shall determine; provided, however, that if Roxio directs Executive to pay such claim and sue for a refund, Roxio shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and Roxio’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

Subsequent Recalculation. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that Executive did not receive the greatest net benefit required pursuant to this Exhibit A, Roxio shall reimburse Executive as provided herein for the full amount necessary to place Executive in the same after-tax position as he would have been in had no Excise Tax applied. In the event of a binding or uncontested determination by the Taxing Authority that adjusts the computation set forth in the Determination so that Executive received a payment or benefit in excess of the amount required pursuant to this Exhibit A, then Executive shall promptly pay to Roxio (without interest) the amount of such excess.